Exhibit 5.2

Bingham McCutchen LLP

February 17, 2006

The Pantry, Inc.

1801 Douglas Drive

Sanford, North Carolina 27330-1410

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

P.O. Box 2611

Raleigh, North Carolina 27602-2611

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to The Pantry, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of $150,000,000 aggregate principal amount of outstanding Senior Subordinated Convertible Notes due 2012 of the Company (the “Notes”) and up to 3,817,755 shares of the Company’s common stock, par value $.01 per share issuable upon conversion of the Notes. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to them in the Indenture, dated as of November 22, 2005, between the Company, the Guarantors named therein and Wachovia Bank, National Association, as Trustee (the “Indenture”).

Our representation of the Company has been as special New York counsel for the purposes stated above.

In connection with this opinion, we have examined originals or copies of the Registration Statement; Registration Rights Agreement; the Indenture; the Guarantees; and the Notes. The Indenture, Guarantees and the Notes are referred to herein collectively as the “Transaction Documents”.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws (other than state and local tax, energy, utilities, antitrust, blue sky and securities laws, as to which we express no opinion) of the State of New York as applied by courts located in New York; and we express no opinion as to the laws of any other jurisdiction. As to all matters with respect to the laws of Delaware, South Carolina, and Georgia, we are relying without independent investigation on the opinions of (i) Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel for the Company, (ii) Leath, Bouch & Crawford LLP, South Carolina counsel for the Company, and (iii) Whelchel & Dunlap, LLP, Georgia counsel for the Company, respectively, copies of which are filed with the Registration Statement.

We note that each of the Transaction Documents contains provisions stating that it is to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a “Chosen-Law Provision”). Except to the extent that such a Chosen-Law Provision is made enforceable by New York General Obligations Law Section 5-1401, as applied by a New York state court or a federal court sitting in New York and applying New York choice of law principles, no opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Transaction Documents.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a) The enforcement of any obligation of the Company, the Guarantors or any other corporation, limited liability company, association, partnership, trust, other business entity or individual (“Person”), whether under any of the Transaction Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any obligation of the Company or the Guarantors, whether under the Transaction Documents or otherwise.

(b) The enforcement of the rights of any Person may in all cases be subject to general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity), whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

Based on the foregoing, we are of the opinion that: (i) the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (ii) the Guarantees are valid and binding obligations of each Guarantor, enforceable against each of the Guarantors in accordance with their terms.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP